Styleclick
USA Networks
Information & Services



For Immediate Release
May 14, 2001


                STYLECLICK ANNOUNCES CONSOLIDATION OF OPERATIONS

           AND SERVICES AGREEMENT WITH COMPANY'S MAJORITY SHAREHOLDER


Los Angeles, California - May 14, 2001 - Styleclick, Inc. (NASDAQ: IBUY), a provider of e-commerce technologies and services, announced today several changes intended to reduce operating expenses, increase efficiencies and generate profit. Changes include: the consolidation of operations in Chicago, the closing of the FirstAuction.com website, and the signing of a services agreement with USA Electronic Commerce Solutions (ECS), a division of Styleclick's majority shareholder, USA Networks, Inc. (NASDAQ: USAI).

Consolidation of Operations:

In March 2001, Styleclick acquired the technology platform formerly owned by MVP.com, and has since been operating in Los Angeles and Chicago, with distinct technology platforms in each location. The consolidation of all operations at Styleclick Chicago will take place over the next three months, and operations at Styleclick LA will be phased out. The Chicago-based technology platform has proven to be feature-rich and scaleable, capable of handling all the Company's existing business as well as new business. Using this platform, Styleclick recently launched the e-commerce site for ECS client CBS SportsLine.com and expects to launch the PGA TOUR's e-commerce site, on schedule, at the end of May. Styleclick expects that when completed, the consolidation of operations and resources to Chicago will significantly reduce Styleclick's operating expenses, while keeping it well positioned to launch new e-commerce sites and service business partners.

Closing FirstAuction.com:

Closing FirstAuction.com is in line with the Company's stated plan to gradually phase out its business-to-consumer model in order to focus resources on Styleclick's core business model: enabling e-commerce for third parties. FirstAuction.com is scheduled to shut down in the middle of May.

ECS Services Agreement:

Styleclick has entered into a services agreement with USA Electronic Commerce Solutions, LLC (ECS), a wholly-owned subsidiary of USAi. Pursuant to the services agreement, ECS will provide certain merchandising, business operations and financial services to Styleclick at cost, and has agreed to make reasonable efforts to engage Styleclick's services to provide commerce enabling technology for ECS's third party clients. Styleclick will begin transitioning these functions to ECS immediately, and anticipates that all covered functions will be transitioned to ECS by July 15, 2001.

ECS serves as an entry point to the diverse entertainment, information and direct selling capabilities within USAi by integrating suites of scalable solutions for third party business. Styleclick has built the e-commerce site for NASCAR.com and CBS SportsLine.com, and is building the site for PGATOUR.com.

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5105 W. Goldleaf Circle Los Angeles, CA 90056 Tel.323-403-1000 Fax.323-403-1029

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Styleclick, Inc. / Page 2.



"When taken as a whole, the consolidation and the services agreement with ECS will prove to be a major step forward for Styleclick. We expect progress and we expect it in the short term," said Lisa Brown, CEO Styleclick.

About Styleclick, Inc.
Styleclick, Inc. (NASDAQ: IBUY) provides e-commerce software, services and technology that enable companies to sell online. Styleclick's end-to-end software offering includes: an award-winning online storefront application, a feature-rich merchandising workbench, integrated inventory management, back-end fulfillment and customer care applications, robust data warehouse reporting, and CRM-driven database and marketing capabilities. The software offering and the underlying technology are completely web-based, leverage a common database with one view of the customer, and have proven scalability. Styleclick's services offering supports the design, development and operations of transactional web sites and includes: project management, user interface design, custom application development, product imaging, outbound email marketing, data warehouse programming, server operations, monitoring and hosting and system integration. A majority-owned subsidiary of USA Networks, Inc. (NASDAQ: USAI), Styleclick operates as part of USA Information and Services (USAIS) to deliver highly-valued integrated business solutions to clients.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release contains forward-looking statements about Styleclick, Inc., including those concerning its future product and operating plans. These forward-looking statements involve risks and uncertainties. Styleclick's actual results could differ materially from these statements. Among the risks and uncertainties that could adversely affect Styleclick's actual results are:
Styleclick's  lack  of  profitability  and  anticipation  of  continued  losses;
Styleclick's evolving business model, which makes the prediction of future operating results difficult; Styleclick's reliance on ECS; performance problems with Styleclick's Los Angeles technology platform; uncertainty surrounding the performance of the Chicago technology platform, due to its recent acquisition by Styleclick; control of Styleclick by USA Networks, Inc.; the potential for conflicts of interest between the Styleclick and USA Networks, Inc. and its affiliates, including USA Electronic Commerce Solutions, LLC; possible future sales of Styleclick's securities by USA Networks, Inc.; risks associated with the shutdown of the Los Angeles facility; Styleclick's future capital needs and the uncertainty of additional financing; the unpredictability and potential fluctuations in future revenues and operating results; the fact that Styleclick competes in new and emerging markets; and Styleclick's dependence on the continued growth of online commerce. Investors are encouraged to read the risks and uncertainties detailed in Styleclick's filings with the Securities and Exchange Commission.

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Contacts:         Investor Relations:                Media Relations:
                  Gail Laguna                        Bonnie Poindexter
                  323-403-1000                       323-403-1052
                  glaguna@styleclick.com             bpoindexter@styleclick.com